Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: BILL DODSON
TEL: 714-784-7133
CELL: 714-287-4289
EMAIL:bill.dodson@ministrypartners.org

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
COMPLETES RESTRUCTURING OF $120.8 MILLION CREDIT FACILITIES

BREA, CA -   Ministry Partners Investment Company, LLC, a California based credit union service organization that specializes in church lending, today announced the restructuring of its two major credit facilities, which total $120.8 million, reducing the Company’s projected interest expense by over $1.4 million in the first year following the restructuring of the facilities.  The restructured facilities will mature in October 2018.

The two facilities were originally provided by Members United Corporate Federal Credit Union and by Western Corporate Federal Credit Union, both of which have been closed by the National Credit Union Administration (NCUA) and are being liquidated.  The new lender on each of the restructured facilities is the NCUA.

“By accomplishing the restructuring of these facilities, we have created much greater stability in our balance sheet, extended the maturity date of our primary credit facilities and dramatically reduced our interest expense going forward,“ said Bill Dodson, President and CEO of Ministry Partners.

“This was a critical element in our return to profitability,” Dodson added.  “We expect results in 2012 to show a turn around from the previous two years.  If we can execute on our plan, which calls for increased lending volume and loan participation sales, creating added funding capacity, and reducing credit losses, we expect that the Company will be able to report strong earnings for 2012.”

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by the Company with the Securities and Exchange Commission for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

To view the Company’s SEC filing visit our website at http://www.ministrypartners.org and click on “SEC Filings” at the bottom of our home page.

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